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                                                                    EXHIBIT 4.11

                            SELECT THERAPEUTICS, INC.

                        2001 INCENTIVE COMPENSATION PLAN


Article 1   Establishment and Purpose.

      1.1 Establishment of the Plan. Select Therapeutics Inc., a Delaware corporation (the "Company" or "Select"), hereby establishes an Incentive Compensation Plan (the "Plan"), as set forth in this document.

      1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareowners, and by providing Participants with an incentive for outstanding performance.

      1.3 Effective Date of the Plan. The Plan shall become effective on April 10, 2001, subject to approval by the shareholders within 12 months thereafter.

Article 2   Definitions.

      Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      (a) "Award" means, individually or collectively, a grant or award under this Plan of Stock Options, Restricted Stock, Performance Units, or Performance Shares.

      (b) "Award Agreement" means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

      (c)   "Board" or "Board of Directors" means the Select Board of Directors.

      (d) "Cause" shall mean willful and gross misconduct on the part of an Employee that is materially and demonstrably detrimental to the Company or any Subsidiary as determined by the Committee in its sole discretion.

      (e) "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the





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Company's then outstanding voting securities, or (ii) during any period of two
(2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company's shareowners was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareowners of the Company approve a merger or consolidation of the Company with any other corporation other than a Subsidiary, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

      (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (g) "Committee" means the committee or committees of the Board of Directors given authority to administer the Plan as provided in Article 3.

      (h) "Director" means any individual who is a member of the Select Board of Directors.

      (i) "Disability" shall mean absence of an Employee from work under the relevant Company or Subsidiary disability plan or, if there be no such plan, within the meaning of Section 22(e)(3) of the Code.

      (j) "Employee" means any employee of the Company or of one of the Company's Subsidiaries.

      (k) "Employment" means the employment of an Employee by the Company or one of its Subsidiaries.

      (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

      (m) "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

      (n) "Fair Market Value" means the closing price on the American Stock Exchange ("ASE") for Shares on the relevant date, or if such date was not a trading day, the next preceding trading date, all as determined by the Company. A trading day is any day that the Shares are traded on the ASE. In lieu of the foregoing, the Committee may select any other index or measurement to determine the Fair Market Value of Shares under the Plan.


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      (o)   Non-Employee Director means a Director who is not an Employee.

      (p)   "Option" means an option to purchase Shares from Select.

      (q)   "Participant" means a person who holds an outstanding Award.

      (r) "Performance Unit" and "Performance Share" each means an Award granted pursuant to Article 8 herein.

      (s) "Plan" means this 2001 Incentive Plan. The Plan may also be referred to as the "Select 2001 Incentive Plan" or as the "Select Therapeutics Inc. 2001 Incentive Plan."

      (t)   "Restricted Stock" means an Award of Stock granted pursuant to
Article 7 herein.

      (u) "Retirement" or to "Retire" means the Participant's Termination of Employment for any reason other than death, Disability or for Cause, after attaining either (1) age 55 with at least 20 years of vested service as an Employee; (2) age 60 with at least 15 years of such service; or (3) age 65 with at least 5 years of such service.

      (v)   "Shares" or "Stock" means the shares of common stock of the Company.

      (w) "Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, more than fifty percent (50%) of the total combined voting power of all classes of Stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns more than fifty percent (50%) of the combined equity thereof.

      (x) "Termination of Employment" or a similar reference means the event where the Employee is no longer an Employee of the Company or of any Subsidiary.

Article 3   Administration.

      3.1   The Committee. Administration of the Plan shall be as follows:

      (a) The Plan and all Awards hereunder shall be administered by the Compensation Committee of the Board or such other Committee as may be appointed by the Board for this purpose (each of the Compensation Committee and such other Committee is the "Committee"), where each Director on the Committee is a "Non-Employee Director", as that term is used in Rule 16b-3 under the Exchange Act (or any successor designation for determining who may administer plans, transactions or awards exempt under Section 16(b) of the Exchange Act), as that rule may be modified from time to time.

      (b) The Committee shall have full authority to administer the Plan and all Awards hereunder except as otherwise provided herein or by the Board. Any Committee may be replaced by the Board at any time.


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      3.2   Authority of the Committee. The Committee shall have full power, except as limited by law and subject to the provisions herein, in its sole and exclusive discretion: to grant Awards; to select the recipients of Awards; to determine the eligibility of a person to participate in the Plan or to receive a particular Award; to determine the sizes and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 13 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

      No Award other than Restoration Options (as such term is defined in Section 6.1 below) may be made under the Plan after April 10, 2011.

      References herein to determinations or other actions by Select or the Company shall mean actions authorized by the Committee, the Chairman of the Board of Select, or the Chief Executive Officer of Select or their respective successors or duly authorized delegates, in each case in the discretion of such person.

      All determinations and decisions made by Select pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and Non-Employee Directors, and their estates and beneficiaries.

Article 4   Shares Subject to the Plan.

      4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the number of Shares available for issuance under the Plan shall not exceed 3.0 million. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares. The Committee shall have full discretion to determine the manner in which Shares available for grant are counted in this Plan.

      Without limiting the discretion of the Committee under this section, unless otherwise provided by the Committee the following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

      (a) The grant of a Stock Option or a Restricted Stock Award shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award. However, to the extent the Participant uses previously owned Shares to pay the Exercise Price or any taxes, or Shares are withheld to pay taxes, these Shares shall be available for regrant under the Plan.


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      (b)   With respect to Performance Shares, the number of Performance Shares granted under the Plan shall be deducted from the number of Shares available for grant under the Plan. The number of Performance Shares which cannot be, or are not, converted into Shares and distributed (including deferrals) to the Participant or deferred following the end of the Performance Period, or which are withheld for taxes, shall increase the number of Shares available for regrant under the Plan by an equal amount.

      (c) With respect to Performance Units representing a fixed dollar amount that may only be settled in cash, the Performance Units Award shall not affect the number of Shares available under the Plan.

      4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, Shares subject to such Award shall be again available for the grant of an Award under the Plan.

      4.3 Adjustments in Authorized Plan Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and/or the number of outstanding Options, Shares of Restricted Stock, and Performance Shares constituting outstanding Awards, as may be determined to be appropriate and equitable by the Disinterested Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5   Eligibility and Participation.

      5.1 Eligibility. All Employees (including a prospective Employee whose Awards shall be conditioned on actually becoming an Employee) and individuals who are or have been consultants or independent contractors to the Company or any Subsidiary are eligible to receive Awards under this Plan; provided, however, that for serving as a Non-Employee Director an individual may receive Awards only pursuant to Article 10, and such individual also is eligible to receive Awards in the capacity of a consultant to the Company or its Subsidiaries.

      5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee or other person is entitled to receive an Award unless selected by the Committee.

Article 6   Stock Options.

      6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to eligible individuals at any time and from time to time, and under such terms and


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conditions, as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may authorize the automatic grant of additional Options ("Restoration Options") when a Participant exercises already outstanding Options, or options granted prior to April 10, 2001, on such terms and conditions as it shall determine. Unless otherwise provided by the Committee, the number of Restoration Options granted to a Participant with respect to the exercise of an option (including an Option under this Plan) shall not exceed the number of Shares delivered by the Participant in payment of the Exercise Price of such option, and/or in payment of any tax withholding resulting from such exercise, and any Shares which are withheld to satisfy withholding tax liability arising out of such exercise. A Restoration Option shall have an Exercise Price of not less than 100% of the per Share Fair Market Value on the date of grant of such Restoration Option and shall be subject to all the terms and conditions of the original grant, including the expiration date, and such other terms and conditions as the Committee in its sole discretion shall determine.

      6.2 Form of Issuance. Each Option grant may be issued in the form of an Award Agreement and/or may be recorded on the books and records of the Company for the account of the Participant. If an Option is not issued in the form of an Award Agreement, then the Option shall be deemed granted as determined by the Committee. The terms and conditions of an Option shall be set forth in the Award Agreement, in the notice of the issuance of the grant, or in such other documents as the Committee shall determine. Such terms and conditions shall include the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains (unless otherwise provided by the Committee, each Option may be exercised to purchase one Share), and such other provisions as the Committee shall determine.

      6.3 Exercise Price. Unless a greater Exercise Price is determined by the Committee, the Exercise Price for each Option awarded under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

      6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant (which duration may be extended by the Committee); provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

      6.5 Vesting of Options. Options shall vest at such times and under such terms and conditions as determined by the Committee; provided, however, unless another vesting period is provided by the Committee at or before the grant of an Option, one-third of the Options will vest on each of the first three anniversaries of the grant date; if one Option remains after equally dividing the grant by three, it will vest on the first anniversary of the grant date, if two Options remain, then one will vest on each of the first two anniversaries of the grant date. The Committee shall have the right to accelerate the vesting of any Option.

      6.6 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Exercises of Options

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may be effected only on days and during the hours that the American Stock
Exchange is open for regular trading. The Company may further change or limit the times or days Options may be exercised. If an Option expires on a day or at a time when exercises are not permitted, then the Option may be exercised no later than the most immediately preceding date and time that the Option was exercisable.

      Options shall be exercised by providing notice to the designated agent selected by the Company (if no such agent has been designated, then to the Company), in the manner and form determined by the Company, which notice shall be irrevocable, setting forth the exact number of Shares with respect to which the Option is being exercised and including with such notice payment of the Exercise Price. When Options have been transferred, the Company or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a Share.

      6.7 Payment. The Exercise Price shall be paid in full at the time of exercise. No Shares shall be issued or transferred until full payment has been received therefor. Payment may be made:

      (a)   in cash, or

      (b) unless otherwise provided by the Committee at any time, and subject to such additional terms and conditions and/or modifications as the Committee or the Company may impose from time to time, and further subject to suspension or termination of this provision by the Committee or Company at any time, by:

            (i) delivery of Shares of Stock owned by the Participant in partial (if in partial payment, then together with cash) or full payment; provided, however, as a condition to paying any part of the Exercise Price in Stock, at the time of exercise of the Option, the Participant must establish to the satisfaction of the Company that the Stock tendered to the Company must have been held by the Participant for a minimum of six (6) months preceding the tender; or

            (ii) if the Company has designated a stockbroker to act as the Company's agent to process Option exercises, issuance of an exercise notice together with instructions to such stockbroker irrevocably instructing the stockbroker: (A) to immediately sell (which shall include an exercise notice that becomes effective upon execution of a sale order) a sufficient portion of the Shares to be received from the Option exercise to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds



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                  of the sale equal to the Exercise Price and tax withholding to the Company. In the event the stockbroker sells any Shares on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and the Company disclaims any responsibility for the actions of the stockbroker in making any such sales. No Stock shall be issued until the settlement date and until the proceeds (equal to the Option Price and tax withholding) are paid to the Company.

                  If payment is made by the delivery of Shares of Stock, the value of the Shares delivered shall be equal to the Fair Market Value of the Shares on the day preceding the date of exercise of the Option.

                  Restricted Stock may not be used to pay the Option Price.

      6.8 Termination of Employment. Unless otherwise provided by the Committee, the following limitations on exercise of Options shall apply upon Termination of Employment:

      (a) Termination by Death or Disability. In the event of the Participant's Termination of Employment by reason of death or Disability, all outstanding Options granted to that Participant shall immediately vest as of the date of Termination of Employment and may be exercised, if at all, no more than three (3) years from the date of the Termination of Employment, unless the Options, by their terms, expire earlier. However, in the event the Participant was eligible to Retire at the time of Termination of Employment, notwithstanding the foregoing, the Options may be exercised, if at all, no more than five (5) years from the date of the Termination of Employment, unless the Options, by their terms, expire earlier.

      (b) Termination for Cause. In the event of the Participant's Termination of Employment by the Company for Cause, all outstanding Options held by the Participant, whether vested or not, shall immediately be forfeited to the Company and no additional exercise period shall be allowed.

      (c) Retirement or Other Termination of Employment. In the event of the Participant's Termination of Employment for any reason other than the reasons set forth in (a) or (b) above, all outstanding Options which are vested as of the effective date of Termination of Employment may be exercised, if at all, no more than five (5) years from the date of Termination of Employment if the Participant is eligible to Retire as of such Termination date, or three (3) months from the date of the Termination of Employment if the Participant is not eligible to Retire as of such Termination date, as the case may be, unless in either case the Options, by their terms, expire earlier. In the event of the death of the Participant after Termination of Employment, this paragraph (c) shall still apply and not paragraph (a), above.


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      (d)   Options not Vested at Termination. Except as provided in paragraph
(a), above, all Options held by the Participant which are not vested on or before the effective date of Termination of Employment shall immediately be forfeited to the Company (and shall once again become available for grant under the Plan).

      (e) Notwithstanding the foregoing, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of Termination of Employment, but no such modification shall shorten the terms of Options issued prior to such modification.

      6.9 Employee Transfers. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Employment; provided, however, that termination of an entity's status as a Subsidiary shall be deemed a Termination of Employment of any Participants employed by such Subsidiary.

      6.10 Restrictions on Exercise and Transfer of Options. Unless otherwise provided by the Committee:

      (a) During the Participant's lifetime, the Participant's Options shall be exercisable only by the Participant or by the Participant's guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof (including, but not limited to, an executor or administrator of a decedent's estate) or his or her guardian or legal representative.

      (b) No Option shall be transferable except only by will or by the laws of descent and distribution.

      6.11 Competition and Solicitation. In the event a Participant directly or indirectly, engages in competitive activity, or has become associated with, employed by, controls, or renders service to any business that is engaged in competitive activity, with (a) the Company, (b) any Subsidiary, or (c) any business in which any of the foregoing have a substantial interest, or if the Participant attempts, directly or indirectly, to induce any Employee to be employed or perform services elsewhere without the permission of the Company, then the Company may (i) cancel any Option granted to such Participant, whether or not vested, in whole or in part and/or (ii) rescind any exercise of the Participant's Options that occurred on or after that date which is six months prior to the date the Participant first engaged in such activity, in which case the Participant shall pay the Company (1) if the Option Shares have been sold, an amount of cash equal to the difference between the sales price of such Shares net of brokerage commissions and the Option exercise price or (2) if the Option Shares have not been sold, the amount of Shares received upon such exercise. "Has become associated with" shall include, among other things, beneficial ownership of 1/10 of 1% or more of a business engaged in competitive activity. The determination of whether a Participant has engaged in any such activity and whether to cancel Options and/or rescind the exercise of Options shall be made by Select, and in each case such determination shall be final, conclusive and binding on all persons.


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Article 7   Restricted Stock.

      7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may award Shares of Restricted Stock to eligible individuals in such amounts and upon such terms and conditions as the Committee shall determine. In addition to any other terms and conditions imposed by the Committee, vesting of Restricted Stock may be conditioned upon the attainment of Performance Goals based on Performance Criteria in the same manner as provided in Section 8.4 herein with respect to Performance Shares.

      7.2 Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

      7.3 Transferability. Except as otherwise provided in this Article 7, and subject to any additional terms in the grant thereof, Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until fully vested.

      7.4 Restrictions. The Restricted Stock shall be subject to such vesting terms as may be determined by the Committee, but the Restricted Stock shall not vest prior to the third anniversary of the grant thereof (unless accelerated as provided in Section 7.5). The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and/or transfer restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

      The Company shall also have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as the shares are fully vested and all conditions and/or restrictions applicable to such Shares have been satisfied.

      7.5   Removal of Restrictions. Except as otherwise provided in this
Article 7 or otherwise provided in the grant thereof, and subject to applicable Federal securities laws, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after completion of all conditions to vesting, if any. However, the Committee, in its sole discretion, shall have the right to immediately vest the Shares and waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.


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      7.6   Voting Rights, Dividends and Other Distributions. Participants
holding fully vested Shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such Shares. Except as provided in the following sentence, in the sole discretion of the Committee other cash dividends and other distributions paid to Participants with respect to Shares of Restricted Stock may be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

      7.7 Termination of Employment Due to Death or Disability. In the event of the Participant's Termination of Employment by reason of death or Disability, all restrictions imposed on outstanding Shares of Restricted Stock held by the Participant shall immediately lapse and the Restricted Stock shall immediately become fully vested as of the date of Termination of Employment.

      7.8 Termination of Employment for Other Reasons. In the event of the Participant's Termination of Employment for any reason other than those specifically set forth in Section 7.7 herein, all Shares of Restricted Stock held by the Participant which are not vested as of the effective date of Termination of Employment immediately shall be forfeited and returned to the Company.

      7.9 Termination of Employment for Cause. In the event of the Termination of Employment of a Participant by the Company for Cause, all Restricted Stock, whether vested or not, shall be forfeited by the Participant to the Company.

      7.10 Employee Transfers. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Employment; provided, however, for purposes of this Article, termination of an entity's status as a Subsidiary shall be deemed a Termination of Employment of any Participants employed by such Subsidiary.

Article 8   Performance Units and Performance Shares.

      8.1 Grants of Performance Units and Performance Shares. Subject to the terms of the Plan, Performance Shares and Performance Units may be granted to eligible individuals at any time and from time to time, as determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units and/or Performance Shares Awarded to each Participant.

      8.2   Value of Performance Shares and Units.

      (a)   A Performance Share is equivalent in value to a Share of Stock.


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      (b)   A Performance Unit shall be equal in value to a fixed dollar amount determined by the Committee. The number of Shares equivalent to the potential payout of a Performance Unit shall be determined by dividing the maximum cash payout of the Award by the Fair Market Value per Share on the effective date of the grant. The Committee may denominate a Performance Unit Award in dollars instead of Performance Units.

      8.3 Performance Period. The Performance Period for Performance Shares and Performance Units is the period over which the Performance Goals are measured. The Performance Period is set by the Committee for each Award; however, in no event shall an Award have a Performance Period of less than one year.

      8.4 Performance Goals. For each Award of Performance Shares or Performance Units, the Committee shall establish performance objectives ("Performance Goals") for the Company and its Subsidiaries, and/or divisions of any of foregoing. Performance Goals may be subjective, as the Committee in its discretion shall determine, or objective based on the performance criteria either set forth in clause (a) below or hereafter established by the Committee in its discretion. Performance Goals Awards based on Performance criteria which are objective shall include payout tables, formulas or other standards to be used in determining the extent to which the Performance Goals are met; and all Awards of Performance Goals shall specify, if such Goals are met, the number of Performance Shares and/or Performance Units which would be converted into Stock and/or cash (or the rate of such conversion) and distributed to Participants in accordance with Section 8.6. All Performance Shares and Performance Units which may not be converted under the Performance Goals or which are reduced by the Committee under Section 8.6 or which may not be converted for any other reason after the end of the Performance Period shall be canceled at the time they would otherwise be distributable. When the Committee desires an Award to qualify under
Section 162(m) of the Code, as amended, the Committee shall establish the Performance Goals for the respective Performance Shares and Performance Units prior to or within 90 days of the beginning of the service relating to such Performance Goal, and not later than after 25% of such period of service has elapsed. For all other Awards, the Performance Goals must be established before the end of the respective Performance Period.

      (a) The Committee is authorized to use, but shall not be limited to the use of, the following objective performance criteria, or any combination thereof:

            (1) Financial performance of the Company (on a consolidated basis), or one or more of its Subsidiaries, and/or a division or any of the foregoing. Such financial performance may be based on financing activities and financial results, including, without limitation, net income, Value Added (after-tax cash operating profit less depreciation and less a capital charge), EBITDA (earnings before income taxes, depreciation and amortization), revenues, sales, expenses, costs, market share, volumes of a particular product or service or category thereof, including but not limited to the product's life cycle (for example, products introduced in the last two years), return on net assets, return on assets, return on capital, profit margin, operating revenues, operating expenses, and/or operating income.

            (2) Product development performance of the Company (on a consolidated basis), or one or more of its Subsidiaries, and/or of a division of any of the foregoing. Such performance may be based upon measured progress in achieving specific research and development milestones, such as those related to preclinical programs, clinical trials, regulatory approvals and strategic alliances.

            (3) The Company's Stock price, return on shareholders' equity, total shareholder return (Stock price appreciation plus dividends, assuming the reinvestment of dividends), and/or earnings per share.

      (b) Except to the extent otherwise provided by the Committee in full or in part, if any of the following events occur during a Performance Period and would directly affect the determination of whether or the extent to which Performance Goals are met, the effects of such events shall be disregarded in any such computation: changes in accounting principles; extraordinary items; changes in tax laws affecting net income and/or Value Added; natural disasters, including floods, hurricanes, and earthquakes; and intentionally inflicted damage to property which directly or indirectly damages the property of the Company or its Subsidiaries. No such adjustment shall be made to the extent such adjustment would cause the Performance Shares or Performance Units to fail to satisfy the performance-based exemption of Section 162(m) of the Code.

      8.5 Dividend Equivalents on Performance Shares. Unless reduced or eliminated by the Committee, a cash payment in an amount equal to the dividend payable on one Share will be made to each Participant for each Performance Share held by a Participant on the record date for the dividend.

      8.6 Form and Timing of Payment of Performance Units and Performance Shares. As soon as practicable after the applicable Performance Period has ended and all other conditions (other than Committee actions) to conversion and distribution of a Performance Share and/or Performance Unit Award have been satisfied (or, if applicable, at such other time determined by the Committee at or before the establishment of the Performance Goals for such Performance Period), the Committee shall determine whether and the extent to which the Performance Goals were met for the applicable Performance Units and Performance Shares. If Performance Goals have been met, then the number of Performance Units and Performance Shares to be converted into Stock and/or cash and distributed to the Participants shall be determined in accordance with the Performance Goals for such Awards, subject to any limits imposed by the Committee. Unless the Participant has elected to defer all or part of his Performance Units or Performance Shares as provided in Article 10, herein, payment of Performance Units and Performance Shares shall be made in a single lump sum, as soon as reasonably administratively possible following the determination of the number of Shares or amount of cash to which the Participant is entitled. Performance Units will be distributed to Participants in the form of cash. Performance Shares



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will be distributed to Participants in the form of 50% Stock and 50% Cash, or at the Participant's election, 100% Stock or 100% Cash. In the event the Participant is no longer an Employee at the time of the distribution, then the distribution shall be 100% in cash, provided the Participant may elect to take 50% or 100% in Stock. At any time prior to the distribution of the Performance Shares and/or Performance Units (or if distribution has been deferred, then prior to the time the Awards would have been distributed), unless otherwise provided by the Committee, the Committee shall have the authority to reduce or eliminate the number of Performance Units or Performance Shares to be converted and distributed or to mandate the form in which the Award shall be paid (i.e., in cash, in Stock or both, in any proportions determined by the Committee).

      Unless otherwise provided by the Committee, any election to take a greater amount of cash or Stock with respect to Performance Shares must be made in the calendar year prior to the calendar year in which the Performance Shares are distributed (or if distribution has been deferred, then in the year prior to the year the Performance Shares would have been distributed absent such deferral).

      For the purpose of converting Performance Shares into cash and distributing the same to the holders thereof (or for determining the amount of cash to be deferred), the value of a Performance Share shall be the average of the Fair Market Values of Shares for the period of five (5) trading days ending on the valuation date. The valuation date shall be the first business day of the second month in the year of distribution (or the year it would have been distributed were it not deferred). Performance Shares to be distributed in the form of Stock will be converted at the rate of one (1) Share of Stock per Performance Share.

      8.7 Termination of Employment Due to Death or Disability. In the event of the Participant's Termination of Employment by reason of death or Disability, the Participant shall receive a lump sum payout of all outstanding Performance Units and Performance Shares calculated as if all unfinished Performance Periods had ended with 50% of the Performance Goals achieved, payable in the year following the date of Termination of Employment.

      8.8 Termination of Employment for Other Reasons. In the event of the Participant's Termination of Employment for other than a reason set forth in
Section 8.7 (and other than for Cause), if the Participant is not Retirement eligible at Termination of Employment, the Participant may receive no more than a prorated payout of all Performance Units and Performance Shares, based on the number of months the Participant worked at least 10 days during the respective Performance Period divided by the number of months in the Performance Period.

      8.9 Termination of Employment for Cause. In the event of the Termination of Employment of a Participant by the Company for Cause, all Performance Units and Performance Shares, whether vested or not, shall be forfeited by the Participant to the Company.

      8.10 Nontransferability. Performance Units and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

Article 9   Beneficiary Designation.

      In the event of the death of a Participant, distributions or Awards under this Plan, other than Restricted Stock, shall pass in accordance with the laws of descent and distribution.

Article 10  Stock Options to Non-Employee Directors

      10.1 Grant of Options. Following each annual meeting of shareholders, commencing in 2001, (a) each person who first becomes a Non-Employee Director as a result of his election as a Director at such meeting shall be granted an Option to purchase 30,000 Shares and (b) each Non-Employee Director re-elected at such meeting as a Director shall be granted an Option to purchase 10,000 Shares. Any person elected as a Non-Employee Director by the Board subsequent to the 2001 annual meeting of shareholders to fill a vacancy on the Board shall be granted upon the date of such election an Option to purchase that number of Shares determined by multiplying 30,000 by a fraction, the numerator of which shall be the number of days between the date of such election and the date which is the first anniversary of the date of the last preceding annual meeting of shareholders and the denominator of which shall be 365. Each person who was a Non-Employee Director as of April 10, 2001 shall be granted an Option of up to 30,000 Shares as determined by the Committee in the exercise of its discretion.

      10.2 Termination of Service. If an Optionee who is a Non-Employee Director ceases to be a director of the Company other than by reason of Disability, retirement from service on the Board, or death, each Option held by such Optionee may thereafter be exercised by such optionee (or such optionee's executor, administrator, guardian, legal representative, beneficiary or similar person) and shall expire on the earlier of (i) three months from the date of such termination or (ii) the expiration of the Exercise Period.

      10.3 No Future Rights. No Non-Employee Director shall have any rights, by reason of the grant of any Options under the Plan, to continue as a Non-Employee Director for any period of time, or at any particular rate of compensation.

Article 11  Employee Matters.

      11.1 Employment Not Guaranteed. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or consultancy at any time, nor confer upon any Participant any right to continue in the employ or consultancy of the Company or one of its Subsidiaries.

      11.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 12  Change in Control.

      Upon the occurrence of a Change in Control:

      (a) Any and all Options granted hereunder immediately shall become vested and exercisable;

      (b) Any Restriction Periods and all restrictions imposed on Restricted Shares shall lapse and they shall immediately become fully vested;

      (c) The 100% Performance Goal for all Performance Units and Performance Shares relating to incomplete Performance Periods shall be deemed to have been fully achieved and shall be converted and distributed in accordance with all other terms of the Award and this Plan; provided, however, notwithstanding anything to the contrary in this Plan, no outstanding Performance Unit or Performance Share may be reduced.

Article 13  Amendment, Modification, and Termination.

      13.1 Amendment, Modification, and Termination. The Board or the Committee may at any time and from time to time, alter or amend the Plan in whole or in part or suspend or terminate the Plan in whole or in part.

      13.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 14  Withholding.

      14.1 Tax Withholding. The Company shall deduct or withhold an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's employment tax obligations) required by law to be withheld with respect to any taxable event arising or as a result of this Plan ("Withholding Taxes").

      14.2 Share Withholding. Upon the exercise of Options, the lapse of restrictions on Restricted Stock, the distribution of Performance Shares in the form of Stock, or any other taxable event hereunder involving the transfer of Stock to a Participant, the Company shall withhold Stock equal in value, using the Fair Market Value on the date determined by the Company to be used to value the Stock for tax purposes, to the Withholding Taxes applicable to such transaction.

      Any fractional Share of Stock payable to a Participant shall be withheld as additional Federal withholding, or, at the option of the Company, paid in cash to the Participant.

      Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker pursuant to Section 6.7(b)(ii), herein, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the Fair Market Value of the Stock.

      If permitted by the Committee, prior to the end of any Performance Period a Participant may elect to have a greater amount of Stock withheld from the distribution of Performance Shares to pay withholding taxes; provided, however, the Committee may prohibit or limit any individual election or all such elections at any time.


Article 15  Successors.

      All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 16  Legal Construction.

      16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      16.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      16.4 Errors. At any time Select may correct any error made under the Plan without prejudice to Select. Such corrections may include, among other things, changing or revoking an issuance of an Award.

      16.5 Elections and Notices. Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by Select or its Chief Financial Officer, or their respective delegates, or shall be made in such other manner as permitted or required by Select or its Chief Financial Officer, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by Select (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. Select may limit the time an election may be made in advance of any deadline.

      Where any notice or filing required or permitted to be given to Select under the Plan, it shall be delivered to the principal office of Select, directed to the attention of the Chief Financial Officer or his or her successor. Such notice shall be deemed given on the date of delivery.

      Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of Select or, at the option of Select, to the Participant's e-mail address as shown on the records of Select. It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of Select. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants' work locations.

      16.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all awards and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Massachusetts, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

      16.7 Venue. Because awards under the Plan are granted in Massachusetts, records relating to the Plan and awards thereunder are located in Massachusetts, and the Plan and awards thereunder are administered in Massachusetts, the Company and the Participant to whom an award under this Plan is granted, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or federal courts of Massachusetts with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any awards under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any awards or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate federal or state court in Boston, Massachusetts, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Massachusetts court, and no other, (c) such Massachusetts court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and
(d) that the parties waive any and all objections and defenses to bringing any such action before such Massachusetts court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.